GSK plc 11-K

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to Registration Statement No. 333-235651 and 333- 162702 of GlaxoSmithKline PLC on Form S-8 of our report dated June 12, 2023, relating to the financial statements and supplemental schedule of the GSK 401(k) Plan, appearing in this Annual Report on Form 11-K of the GSK 401(k) Plan for the year ended December 31, 2022.

Philadelphia, Pennsylvania
June 12, 2023